January 26, 2016

Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of eWellness Healthcare Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated January 25, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

HJ Associates & Consultants, LLP